EXHIBIT 23.1



                Consent of Independent Registered Accounting Firm
                -------------------------------------------------



The Board of Directors
AMCORE Financial, Inc.

We consent to the incorporation by reference in the registration statement (No. 33-10446) on Form S-8 of AMCORE Financial, Inc. of our report dated June 4, 2004, relating to the statements of net assets available for benefits of the AMCORE Financial Security Plan as of December 31, 2003 and 2002, and the related statements of changes in net assets available for benefits for each of the years in the two period ended December 31, 2003, and Schedule H, line 4i - Schedule of Assets (Held at End of Year), as of December 31, 2003, which report appears in the December 31, 2003 report in Form 11-K of AMCORE Financial Security Plan.

/s/ KPMG LLP



Chicago, Illinois
June 4, 2004